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[NEWS]
[AIG LOGO]                                                   [21st CENTURY LOGO]


Contact:  Charlene Hamrah (Investment Community)
          (212) 770-7074
          Joe Norton (News Media)
          (212) 770-3144

                       AMERICAN INTERNATIONAL GROUP, INC.
              COMPLETES ACQUISITION OF 21ST CENTURY INSURANCE GROUP

NEW YORK, September 27, 2007 - American International Group, Inc. (AIG) announced that it has completed the previously announced merger of a wholly owned subsidiary of AIG with 21st Century Insurance Group (21st Century). Upon consummation of the merger, AIG acquired the 39.3% of the 21st Century shares it did not previously own.



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American  International  Group,  Inc.  (AIG),  world  leaders in  insurance  and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Paris, Switzerland and Tokyo.

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